EXHIBIT 3.1

 CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STRATEGIC DIAGNOSTICS INC.

STRATEGIC DIAGNOSTICS INC. (the “Corporation”), a corporation organized and existing under and by virtue of Delaware General Corporation Law (the “DGCL”), for the purpose of amending its Fourth Amended and Restated Certificate of Incorporation, as amended (the “Fourth Amended and Restated Certificate of Incorporation”), pursuant to Section 242 of the DGCL does hereby certify as follows:

1.      Article I of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Special Diversified Opportunities Inc.

2.     The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the DGCL and pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 12 day of July, 2013.

By:	/s/ Francis M. DiNuzzo
Name: Title:	Francis M. DiNuzzo Chief Executive Officer